EXHIBIT 11 - COMPUTATIONS OF EARNINGS PER SHARE

                 Tredegar Industries, Inc. and Subsidiaries
                  (In thousands, except per-share amounts)
                                (Unaudited)

                                                             Three Months
                                                            Ended March 31
                                                           1995         1994

Income (loss) from continuing operations                 $ 4,445      $(5,093)
Income from discontinued operations                            -        8,693
Net income                                               $ 4,445      $ 3,600

Earnings (loss) per share as reported:
  Income (loss) from continuing operations              $    .49     $   (.47)
  Income from discontinued operations                          -          .80
  Net income                                            $    .49     $    .33

PRIMARY EARNINGS PER SHARE:
Shares issuable upon the assumed exercise
  of outstanding stock options (1)                           153           37
Weighted average common shares outstanding
  during period                                            9,008       10,896
Weighted average common shares and common
  stock equivalents                                        9,161       10,933

Primary earnings per share (2)                          $    .49     $    .33

FULLY DILUTED EARNINGS PER SHARE:
Shares issuable upon the assumed exercise
  of outstanding stock options (3)                           208           37
Weighted average common shares outstanding
  during period                                            9,008       10,896
Weighted average common shares and common
  stock equivalents                                        9,216       10,933

Fully diluted earnings per share (2)                     $   .48     $    .33


(1)  Computed using the average market price during the related period.
(2)  Common stock equivalents had an immaterial dilutive effect.
(3) Computed using the higher of the average market price during the related period and the market price at the end of the related period.